April 12, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of AEye Inc.'s Form 8-K dated April 12, 2024, and have the following comments:

1.	We agree with the statements made in the second sentence of the first paragraph, the second paragraph, and the fourth paragraph.
2.	We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph or the third paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP